FORM 4    U.S. SECURITIES AND EXCHANGE COMMISSION   OMB Approval
                  Washington, D.C.  20549              OMB Number 3235-0287
                                                       Expires:  September
                                                                 30, 1998
      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP     Estimated average
                                                       burden hours per
                                                       response . . . 0.5
   [ ]  Check this box if no longer
        subject to Section 16.            Filed pursuant to Section 16(a) of
        Form 4 or Form 5                 the Securities Exchange Act of 1934,
        obligations may continue.        Section 17(a) of the Public Utility
        See Instruction 1(b).            Holding Company Act of 1935 or
                                         Section 30(f) of the Investment
                                         Company Act
              (Print or Type Responses)

    1.   Name and Address of    2.   Issuer Name and Ticker or Trading Symbol  6.   Relationship of Reporting Person to Issuer
         Reporting Person                                                                   (Check all applicable)

                                                                                  X    Director               X    10% Owner
                                          ASV, Inc. (ASVI)                       ___   Officer (give         ___   Other (specify
      DAHL    JAMES        H.              	                                                title                     below)
      (Last) (First)  (Middle)
                               3.   IRS or Social      4.   Statement for                       below)
                                    Security                  Month/Year
      1200 Riverplace Blvd.,        Number of                                        ____________________________________
       Suite 920                    Reporting               April, 1997
                                    Person
                                    (Voluntary)
             (Street)                                  5.   If Amendment,     7. Individual or Joint/Group Filing (Check
                                                            Date of                Applicable Line)
                                                            Original             X   Form filed by One Reporting Person
      Jacksonville   Florida                                (Month/Year)        ___  Form filed by More than One Reporting
                     32207                                  (Month/Year)             Person

      (City)         (State)
                     (Zip)              Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

    1. Title of Security       2.Trans-     3. Trans-   4.  Securities        5.  Amount of Securities       6. Owner-  7.  Nature
       (Instr. 3)                action        action       Acquired (A)          Beneficially Owned at End     ship        of In-
                                 Date          Code         or Disposed of (D)    of Month (Instr. 3 and 4)     Form:       direct
                                 (Month/       (Instr.      (Instr. 3, 4 and                                    Direct      Bene-
                                 Day/           8)            5)                                                (D) or      ficial
                                 Year)                                                                          Indirect    Owner-
                                                                                                                (I)         ship
                                                                                                                (Instr.     (Instr.
                                                                                                                4)          4)
                                               Code   V   Amount   (A) or    Price
                                                                   (D)

    Common Stock                 4/17/97        P         4,000      A       $17.50         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/18/97        P         1,000      A       $21.00         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/18/97        P         1,500      A       $18.76         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/18/97        P         4,000      A       $17.625        24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/18/97        P         1,000      A       $19.875        24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/18/97        P         3,750      A       $17.26         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/22/97        P         2,000      A       $19.00         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/22/97        P         2,000      A       $19.50         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/22/97        P           100      A       $19.00         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/22/97        P         5,000      A       $19.00         24,350                 I       By trust
                                                                                                                           FBO son

    Common Stock                 4/17/97        P         4,000      A       $17.50         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/18/97        P         1,000      A       $21.00         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/18/97        P         1,500      A       $18.76         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/18/97        P         4,000      A       $17.626        24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/18/97        P         1,000      A       $19.875        24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           Daughter

    Common Stock                 4/18/97        P         3,750      A       $17.25        24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/22/97        P         2,000      A       $19.00         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/22/97        P         2,000      A       $19.50         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/22/97        P         5,000      A       $19.00         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter

    Common Stock                 4/28/97        P           500      A       $19.50         24,750                 I       By trust
                                                                                                                           FBO
                                                                                                                           daughter



   Reminder:  Report on a separate line for each class of securities
   beneficially owned directly or indirectly.                          (Over)
   *  If the form is filed by more than one reporting         SEC 1474 (7/96)
      person, see instruction 4(b)(v).



   FORM 4          Table II - Derivative Securities Acquired, Disposed of,
   (continued)   or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


    1. Title   2. Conver-   3. Trans-   4. Trans-   5. Number   6. Date Exer-
       of         sion or      action      action      of          cisable
       Deriv-     Exercise     Date        Code        Deriv-      and
       ative      Price of     (Month/     (Instr.     ative       Expiration
       Security   Derivative   Day/Year)   8)          Securities  Date (Month/
       (Instr.    Security                             Acquired    Day/Year)
       3)                                              (A) or
                                                       Disposed
                                                       of (D)
                                                       (Instr. 3,
                                                       4 and 5)









   7. Title and     8. Price of    9. Number of   10. Ownership    11. Nature
      Amount of        Derivative     Derivative      Form of          of In-
      Underlying       Security       Securities      Derivative       direct
      Securities       (Instr. 5)     Beneficially    Security;        Bene-
      (Instr. 3                       Owned at End    Direct (D)       ficial
       and 4)                         of Month        or Indirect      Owner-
                                      (Instr. 4)      (8) (Instr.      ship
                                                      4)               (Instr.
                                                                        4)







   Explanation of Responses:






   **Intentional misstatements or omissions
     of facts constitute Federal Criminal      /s/ James H. Dahl      5/12/97
     Violations.  See 18 U.S.C. 1001 and       ** Signature of          Date
     15 U.S.C. 78ff(a).                        Reporting Person

   Note:   File three copies of this Form,
           one of which must be manually signed.
           If space provided is insufficient,
           see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OEM Number.